EXHIBIT 99.2

[GRAPHIC OMITTED]
                                                Willis Lease Finance Corporation
                                                     180 Harbor Drive, Suite 200
                                                             Sausalito, CA 94965
                                                            (415) 331-5281 Phone
                                                              (415) 331-6070 Fax

FOR RELEASE
Thursday, July 31, 1997

Len Cereghino & Co.                             CLIENT:  WILLIS LEASE FINANCE
CORPORATE INVESTOR RELATIONS                    CONTACT: Elliot M. Fischer
2605 Western Ave., Seattle, WA  98121                    Chief Financial Officer
(206) 448-1996                                           (415) 331-5281
NEWS RELEASE

================================================================================



           WILLIS LEASE FINANCE REPORTS RECORD SECOND QUARTER RESULTS;
                      REVENUE AND PROFITS BOTH INCREASE 73%

         SAUSALITO, CA - July 31,1997 -- Willis Lease Finance Corporation (NASDAQ:WLFC), today reported record second quarter revenues and profits, which both increased 73% over a year ago. The strong performance was due to growth in each of its three business components: operating leases, spare parts sales and equipment resale.

         Second quarter revenues increased to $15.9 million compared to $9.2 million in the second quarter of 1996. Second quarter net income increased to $1.3 million or $.23 per share compared to $731,000 or $.23 per share in the like quarter a year ago. First quarter net income (excluding a $2.0 million or $.36 per share extraordinary gain after tax) increased 21% to $1.0 million or $.18 per share. Per share results are not comparable to prior periods due to the
2.3 million shares issued in WLFC's initial public offering in September 1996.

         In the first half of 1997, revenues increased 58% to $25.4 million compared to $16.1 million in the first half of 1996. Net income grew 46% to $2.3 million or $.41 per share (excluding a $2.0 million, or $.36 per share, extraordinary gain after tax) compared to $1.6 million or $.50 per share in the first half a year ago. Including the extraordinary gain, net income in the first half of 1997 was $4.3 million or $.77 per share.

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WLFC - 1997 Second Quarter Results
July 31, 1997
Page Two
         Pretax income grew 69% in the second quarter of 1997 to $2.1 million from $1.2 million in the year ago period. For the first half of 1997, pre-tax income increased 40% to $3.8 million compared to $2.7 million in the first half a year ago. Year-to-date, WLFC generated an annualized return on average assets of 3.24% and an annualized return on average equity of 18.0%.

         "With very strong load factors and record profitability, airlines worldwide are creating a great deal of demand for spare engines and parts. As a result, revenue from WASI, our spare parts subsidiary, more than tripled in the second quarter and equipment resale revenue grew 65%," stated Charles F. Willis, President. "Equipment and parts sales are an increasingly important part of our sales mix, accounting for 63% of revenues year to date."

                  Spare parts sales increased 218% to $3.7 million and accounted for 23% of 1997 second quarter revenues, up from $1.1 million or 13% of second quarter revenues a year ago. WLFC more than doubled its spare parts inventories to $6.9 million during the past twelve months to support the fast growth in this segment of its operations. "Additionally, we have moved into our Arizona facility and are in the process of dismantling our first aircraft. We've already signed contracts for some of the parts from this plane and believe this operation will benefit not only our spare parts business but also our efforts to acquire assets to lease," stated Willis.

         Revenue from equipment acquired for resale increased 65% to $7.6 million or 48% of revenues in the second quarter up from $4.6 million or 50% of last year's second quarter revenues. Operating lease revenue, which accounted for 28% of second quarter revenues, increased 31% to $4.4 million compared to $3.4 million or 37% of total second quarter revenues a year ago.

         "During the second quarter, we purchased six engines for $18.6 million to add to our lease portfolio; and five of the engines are currently leased," said Elliot M. Fischer, Chief Financial Officer. "We continue to expand our portfolio of spare aircraft engines and have increased the portfolio 47% in the past twelve months." At June 30, 1997, Willis Lease Finance had 37 engines and related equipment owned and/or leased, with an estimated appraised value of $129.6 million. The equipment is on lease to 28 airlines operating in 14 countries.Margins in the operating lease portfolio (excluding gains or losses on engine sales) were 35% in the second quarter and 37% in the first half of 1997, compared to 42% in the second

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WLFC - 1997 Second Quarter Results
July 31, 1997
Page Three

quarter and 35% in the first half a year ago. In the first quarter, Willis repaid one of its term loans at a $3.5 million discount and funded the repayment by signing a new term loan for $41.5 million. As a result of the refinancing, the Company booked a first quarter after tax extraordinary gain of $2.0 million or $.36 per share ($3.3 million pre-tax).

         Margins at WASI improved to 34% in 1997's second quarter compared to 25% one year ago. In the first half, WASI margins were 37% compared to 43% for the first half of 1996. Second quarter margins for equipment resale were 15% for both 1997 and 1996. For the first half of 1997, margins for equipment resale were 15% compared to 19% in the like period a year ago.

         General and administrative expenses were $2.2 million or 14% of revenues in the second quarter of 1997 compared to $1.2 million or 13% of second quarter revenues a year ago. For the first six months of this year, G&A expenses increased to $3.9 million or 15% of revenues compared to $2.1 million or 13% of first half revenues in 1996. "Salaries and benefits and the expenses of being a public company are the primary reasons for this increase," Fischer noted. "Staffing levels grew to 30 employees from 23 employees a year ago."

         The company's debt to equity ratio dropped to 2.99 to 1 from 10.53 to 1 a year ago due to the equity raised in the IPO. Assets totaled $156 million at June 30, 1997, compared to $91 million a year ago and $125 million at December 31, 1996. Since the end of 1996, shareholder equity increased 19% to $27.6 million; tangible book value was $5.07 per share at June 30, 1997, compared to $4.28 at the end of 1996.

         Willis Lease Finance Corporation's primary businesses are the leasing of spare replacement aircraft engines and spare parts and the strategic acquisition and resale of aircraft engines to the worldwide commercial airline aftermarket. The Company began its leasing operations in 1988 and established WASI (Willis Aeronautical Services, Inc.) to conduct its spare parts resale operation in October 1994. On Wednesday, July 30, the stock closed at $14.50 per share.

Except for historical information contained herein, the matters discussed in this release contain forward looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the effect of changing economic conditions, trends in the airline industry, changes in interest rates, liability risks associated with providing engines, parts and services to aircraft, the ability of the Company to successfully negotiate equipment purchases and to re-market or re-lease engines in a timely manner, the ability to control costs and expenses, and other risks detailed in the Company's Registration Statement and continuing reports filed with the Securities and Exchange Commission.
                                                      (more)

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

WLFC - 1997 Second Quarter Results
July 31, 1997
Page Four
FINANCIAL HIGHLIGHTS                                          Second Quarter Ended                Six Months Ended
(in thousands except per share) (unaudited)                          June 30,                         June 30,

                                                           1997                  1996       1997                  1996
                                                            --------------------------       --------------------------

Revenues:
   Operating lease revenue                                  $   4,429       $    3,381       $    8,544       $   6,835
   Gain on sale of leased engines                           $       0                0              397               0
   Spare parts sales                                        $   3,656            1,148            5,878           2,434
   Sale of equipment acquired for resale                    $   7,600            4,613           10,148           6,824
       Interest and other income                            $     201               47              453              47
                                                            ---------       ----------       ----------       ---------
        TOTAL REVENUE                                       $  15,886       $    9,189       $   25,420       $  16,140

Expenses:
   Interest expense                                         $   1,673       $    1,124       $    3,138       $   2,271
   Depreciation expense                                           979              678            1,854           1,778
   Residual share                                                 181              152              371             374
   Cost of spare parts sales                                    2,403              861            3,707           1,386
   Cost of equipment acquired for resale                        6,385            3,933            8,638           5,533
   General & administrative                                     2,157            1,191            3,943           2,101
                                                            ---------       ----------       ----------       ---------
        TOTAL EXPENSES                                      $  13,778       $    7,939       $   21,651       $  13,443

Income before income taxes, minority interest and
    extraordinary item                                      $   2,108       $    1,250       $    3,769       $   2,697
Income taxes                                                     (842)            (512)          (1,487)         (1,095)
                                                            ----------      -----------      -----------      ----------
Income before minority interest and extraordinary item          1,266              738            2,282           1,602
Less: minority interest in net income of subsidiary                --               (7)              --             (34)
                                                            ---------       -----------      ----------       ----------
Income before extraordinary item                                1,266              731            2,282           1,568
Extraordinary item less applicable income taxes                    --               --            2,008              --
                                                            ---------       ----------       ----------       ---------
Net income                                                  $   1,266       $      731       $    4,290       $   1,568
                                                            =========       ==========       ==========       =========

Earnings per common share:
    Income before extraordinary item                        $    0.23        $    0.23       $     0.41       $    0.50
    Extraordinary item                                             --               --             0.36              --
                                                            ---------       ----------       ----------       ---------
    Net income                                              $    0.23        $    0.23        $    0.77       $    0.50
                                                            =========       ==========       ==========       =========

Weighted average number of shares outstanding                   5,556            3,111            5,554           3,111

                                                          (more)

                                      -9-
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

WLFC - 1997 Second Quarter Results
July 31, 1997
Page Five
                                       June 30, 1997    Dec. 31, 1996   June 30,1996
                                       -------------    -------------   ------------

Cash and short term investments        $      14,884    $       6,573   $        624
Aircraft engines and engine leases,
   net of accumulated depreciation     $     117,082    $      96,092   $     74,172
Spare parts inventory                  $       6,860    $       4,057   $      3,048
Total receivables                      $       4,315    $       3,197   $      1,447
Total assets                           $     156,332    $     124,933   $     91,356
Total liabilities                      $     128,733    $     101,731   $     85,119
Shareholders' equity                   $      27,599    $      23,202   $      6,118
                                              - 0 -

NOTE:  Transmitted on PR Newswire at 1:06 p.m. PDT, July 31, 1997.

                                      -10-
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